 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

HOMELAND RESOURCES LTD.
(Exact name of registrant as specified in its charter)

NEVADA	333-147501	26-0841675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9120 Double Diamond Parkway, #H269, Reno, Nevada		89521
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (877) 503-4299

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 31, 2014, the Board of Directors of Homeland Resources Ltd. (the “Company”) appointed Tom Campbell as the Company’s President and David St. James as the Company’s Secretary and Treasurer. Paul D. Maniscalco, the Company’s Chief Financial Officer, was serving as the interim President, Secretary and Treasurer as a result of Armando Garcia’s resignation as President, Secretary and a Director of the Company on May 28, 2014.  Mr. Maniscalco will continue to act as the Company’s Chief Financial Officer.

Neither Mr. Campbell nor Mr. St. James has any family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Neither Mr. Campbell nor Mr. St. James has entered into any transactions with the Company or any of its related persons in which the amount involved exceeded $120,000 that either had a direct or indirect material interest.

There is currently no compensatory arrangements for either Mr. Campbell or Mr. St. James for acting as an officer of the Company.  Each will receive compensation of $2,000 per month for serving as directors.

ITEM 7.01	REGULATION FD DISCLOSURE.

The following information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Homeland Resources Ltd. (the “Company”) has made an offer to settle approximately $1,070,000 of indebtedness owing to Radium Ventures Corp. or its assigns (the “Creditors”) at a price of $0.0106 per share.  If all such Creditors accept, the Company will issue approximately 101,000,000 shares of its common stock to settle the indebtedness.  Issuance of the shares to the Creditors will be subject to compliance with all applicable securities laws and there is no assurance that the Creditors will accept the settlement offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND RESOURCES LTD.

Date: July 31, 2014	By:	/s/ David St. James

David St. James,
Secretary and Treasurer